Exhibit 99.1

NEWS RELEASE

Contacts: Forbes Energy Services Ltd.
L. Melvin Cooper, SVP & CFO
361-664-0549

FOR IMMEDIATE RELEASE

Forbes Energy Services Updates Status of

Private Placement of Convertible Preferred Shares

ALICE, TEXAS – May 24, 2010 – Forbes Energy Services Ltd. (“Forbes” or the “Corporation”) (TSX: FRB) announced today that, while it had anticipated closing its previously announced private placement of 580,800 Series B Senior Convertible Preferred Shares (the “Series B Preferred Shares”) to certain private investment funds on or about May 20, 2010, the Toronto Stock Exchange (the “TSX”) informed the Company, on May 20, 2010, that it had not yet completed its normal process of verification of the personal information form filed on behalf of the purchasing investment funds. The TSX has advised that this process can take from a few days to a couple of weeks to complete. The Company anticipates that the closing of the private placement will occur as soon as this verification has been completed.

About Forbes Energy

Forbes Energy Services Ltd. is an independent oilfield services contractor that provides a broad range of drilling-related and production-related services to oil and natural gas companies, primarily onshore in Texas, Mississippi, Pennsylvania and Mexico.

The issuance of these securities has not been and will not be registered under the United States Securities Act of 1933, as amended, or the securities laws of any state, and such securities may not be offered or sold in the United States unless an exemption from registration is available. This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities in the United States.

Forward-Looking Information Advisory

This report contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, including statements regarding the anticipated closing of the announced transaction. The Corporation gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. The closing of the sale of the Series B Preferred Shares is dependent on the satisfaction of closing conditions. Additional factors that you should consider are set forth in detail in the Risk Factors section of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009 (the “Form 10-K”) as well as other filings the Corporation has made with the Securities and Exchange Commission.